MOSSADAMS

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-262531 and No. 333-268550) of FinWise Bancorp and Subsidiaries (the “Company”), of our report dated March 25, 2024, relating to the consolidated financial statements of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for credit losses), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2023.

/s/ Moss Adams LLP

Spokane, Washington
March 25, 2024